The Honourable Rod Gantefoer Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET
09-10
SASKATCHEWAN: STRONG AND STEADY

SUPPLEMENTARY ESTIMATES MARCH

Introduction

The 2009-10 Supplementary Estimates – March represent funding provided by special warrants that were additional to the amounts estimated in the 2009-10 Supplementary Estimates – November.

The 2009-10 Supplementary Estimates – November was presented to the Legislative Assembly in the 2009 Fall sitting. These Estimates were not voted on by the Assembly and no Appropriation Bill was passed in that session. Subsequent to the House adjourning, the amounts identified in these Estimates that were urgently and immediately required for the public good were provided by special warrants.

In accordance with Section 14(1) of The Financial Administration Act, 1993, the amounts appropriated by special warrant shall be submitted to the Legislative Assembly as part of the next Appropriation Act that is not an Act for interim supply. The amounts identified in the 2009-10 Supplementary Estimates – November and this 2009-10 Supplementary Estimates – March submitted to the Legislative Assembly will be included in the main Appropriation Act in accordance with The Financial Administration Act, 1993.

General Revenue Fund
Supplementary Estimates - March
For the Fiscal Year Ending March 31, 2010
(thousands of dollars)

		Supplementary
		Estimates
		2009-10
Budgetary Appropriation

Executive Branch of Government

Enterprise and Innovation Programs (Vote 43)

Investment Programs (EI03)
Ethanol Fuel Tax Debate		1,100
		1,100

Additional funding was provided by Special Warrant due to higher than anticipated use of ethanol blended fuels in Saskatchewan.

Municipal Affairs (Vote 30)

Municipal Financial Assistance (MA07)
Municipal Infrastructure Grants	14,400
Building Canada Fund - Communities Component	42,500	56,900

		56,900

    Additional funding was provided by Special Warrant to provide for projects approved under federal-
    provincial-municipal infrastructure programs, including the Building Canada Fund - Communities and
    Major Infrastructure Components and Provincial/Territorial

Public Service Commission (Vote 33)

Corporate Human Resources and Employee Relations (PS04)
Corporate Human Resources and Employee Relations		12,000
		12,000

    Additional funding was provided by Special Warrant to provide for increased cost for settlement of claims from non-permanent employees who were not informed of or were denied access to the government's pension plan.

Summary - Budgetary Appropriation

"To Be Voted"		70,000
"Statutory"		-
Total Budgetary Appropriation		70,000